Exhibit 99

Susquehanna Media Co. – 2002 Second Quarter Results

August 2, 2002

York, PA – Susquehanna Media Co. (Media) reported consolidated revenues of $90.6 million for the second quarter ended June 30, 2002. Revenues increased $8.7 million or 11% compared to second quarter 2001. Quarterly operating income of $18.9 million represented a $7.2 million or 62% increase over second quarter 2001. Due to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), amortization of FCC licenses, cable franchise values and goodwill ceased on January 1, 2002. Excluding the impact of SFAS 142, second quarter 2002 operating income increased $3.8 million or 32% over the same quarter last year. Second quarter Adjusted EBITDA of $28.3 million was $4.6 million or 19% above last year’s second quarter. Adjusted EBITDA and cash flows were unaffected by the adoption of SFAS 142.

For the six months ended June 30, 2002, consolidated revenues were $162.3 million, an increase of $13.6 million or 9% compared to the first six months of 2001. Operating income for the six months ended June 30, 2002 was $31.8 million, a $13.7 million or a 76% increase compared to the first six months of 2001. Cessation of amortization under SFAS 142 caused six month operating income to increase approximately $6.5 million compared to 2001. Adjusted EBITDA of $49.3 million represented an increase of $7.6 million or 18% over the first six months of 2001.

For 2002, both second quarter and six month operating income and Adjusted EBITDA were reduced by a $4.1 million charge due to a change in the valuation basis of Cable’s Performance Share Plan. (See separate discussion of the Cable’s Performance Share Plan below.)

On April 1, 2002, Media purchased cable assets serving approximately 11,300 subscribers in the Lawrenceburg, Indiana area for $26.5 million cash. Existing credit facilities were used for the acquisition.

On June 25, 2002, Media agreed to purchase the assets of Radio Station WYGY-FM from Caron Broadcasting, Inc. for $45.0 million cash. Radio Station WYGY-FM is licensed to Lebanon, Ohio. WYGY-FM serves the Cincinnati, Ohio marketplace. The agreement is subject to Federal Communications Commission approval. Existing credit facilities are expected to fund the acquisition, which is anticipated to close in fourth quarter 2002.

In May 2002, Susquehanna Radio Corp., a Media subsidiary, repurchased and retired approximately $14.6 million of Radio Class B shares from retirees and current key employees. Existing credit facilities were utilized to repurchase the shares. The repurchase transactions were accounted for as treasury stock.

As of June 30, 2002, Media completed its transitional assessment of goodwill as required by SFAS 142 and determined that goodwill associated with its Internet reporting unit was impaired. Based on a comparison of the goodwill’s fair value as of January 1, 2002 and its carrying value, a $5.0 million transitional loss was recognized. The loss was recognized as the cumulative effect of a change in accounting principle that did not affect operating income, cash flows or Adjusted EBITDA.

Radio

Second quarter revenues of $57.1 million represented a $3.7 million or 7% increase over second quarter 2001. Radio’s second quarter operating income was $16.6 million, a $4.9 million or 42% increase from 2001. Cessation of amortization pursuant to SFAS 142 increased second quarter operating income by approximately $1.7 million. Improved operating income was concentrated in our Atlanta and Dallas markets. Improving economic conditions and the effects of expense controls implemented last year contributed to better results. Radio broadcast cash flow of $22.7 million was $3.3 million or 17% higher than second quarter 2001. Adjusted EBITDA for second quarter 2002 was $19.5 million, a $3.1 million or 19% improvement over the same quarter last year.

Six month revenues for 2002 were $97.9 million, an increase of $4.7 million or 5% over six month 2001 revenues. Radio operating income was $23.5 million, an increase of $6.8 million or 41% over the first six months of 2001. Adjusted for the impact of SFAS 142, six month operating income increased $3.5 million or 20% over six month 2001. Radio broadcast cash flow of $34.8 million was $4.0 million or 13% higher than 2001. Adjusted EBITDA for the six months ended June 30, 2002 was $29.5 million, an improvement of $3.8 million or 15% over the same period in 2001.

Cable

Second quarter 2002 revenues totaled $31.3 million, a $5.6 million or 22% increase over second quarter 2001. Revenue growth came primarily from basic service rate increases, increased penetration of digital cable and cable modem services, and the Lawrenceburg acquisition. Operating income was $4.3 million for the quarter, an increase of $2.8 million or 87% over second quarter last year. The impact of the adoption of SFAS 142 increased second quarter operating income by approximately $1.6 million. Second quarter Adjusted EBITDA was $10.3 million, an increase of $2.0 million or 24% over second quarter 2001. Operating income and Adjusted EBITDA were both impacted by a $2.6 million charge related to a change in the valuation basis of Cable’s Performance Share Plan. A similar charge was incurred in second quarter 2001. As of June 30, 2002, average monthly revenue per basic subscriber was $49.47, an increase of $5.72 or 13% over 2001.

Revenues for the six months ended June 30, 2002 were $59.5 million, an improvement of $9.1 million or 18% from six months ended June 30, 2001. Operating income was $10.0 million, a $5.9 million or 44% increase compared to six month 2001. The impact from the adoption of SFAS 142 increased six month operating income by $3.3 million over last year. Six month Adjusted EBITDA was $21.5 million, an improvement of $3.8 million or 21% from the first six months of 2001. Six month operating income and Adjusted EBITDA were reduced by Cable Performance Share Plan-related charges in both 2002 and 2001.

On a same cable systems basis (excluding the Lawrenceburg acquisition on April 1, 2002), second quarter Cable revenues were $30.0 million, a $4.3 million or 17% increase over second quarter 2001. Second quarter operating income was $4.6 million on a same cable systems basis, a $3.1 million or 207% increase over 2001. Adjusted EBITDA was $9.9 on a same cable systems basis, a $1.6 million or 19% increase over second quarter 2001.

Six month 2002 revenues on a same cable systems basis were $58.2 million, a $7.8 million or 15% increase over the first six months of 2001. Operating income was $10.3 on a same cable systems basis, a $6.1 million or 51% increase over the same period in 2001. The impact of adopting SFAS 142 increased same cable systems six month 2002 operating income by $3.3 million compared to six month 2001. Adjusted EBITDA for six month 2002 on a same cable systems basis was $21.1 million, a $3.4 million or 19% improvement over 2001.

Internet and Other

Second quarter 2002 revenues totaled $2.2 million, a $0.5 million or 19% decrease compared to second quarter 2001. Operating income for Susquehanna Data (Internet) improved from a $0.9 million operating loss in second quarter 2001 to an operating loss of $0.6 million in 2002. Adjusted EBITDA for Internet was a deficit of $0.5 million, a $0.2 million improvement from the same quarter last year. The improvement in operating loss and Adjusted EBITDA was primarily achieved through expense reductions in the web design group, Susquehanna Technologies.

Six month 2002 revenues totaled $4.9 million, a $0.2 million or 3% decrease from the first half 2001. Operating loss for Internet was $0.7 million for six month 2002 compared to an operating loss of $2.3 million in the prior year. Internet Adjusted EBITDA deficit was $0.4 million compared to a deficit of $1.7 million for the same six months period in 2001.

The third quarter 2001 transfer of residential cable modem subscribers to the Cable segment’s operations was primarily responsible for Internet’s decreased revenues for the quarter ended June 30, 2002. Six month Internet revenues would have increased by $0.6 million on a comparable basis.

A $5.0 million transitional loss for the impairment of goodwill related to prior acquisitions was recognized at June 30, 2002. This loss was determined by a comparison of the goodwill’s fair value as of January 1, 2002 and its carrying value. The loss was recognized as the cumulative effect of a change in accounting principle, and accordingly, the loss did not affect operating income, cash flows or Adjusted EBITDA for the second quarter or the six months ended June 30, 2002.

Second quarter and six months operating loss and Adjusted EBITDA deficit for the Other part of this segment included a $1.5 million charge related to the Cable Performance Share Plan.

Cable Performance Share Plan

On April 1, 2002, the final step in a three-step change of Cable Performance Share Plan’s valuation basis was completed, as noted in Form 10-K for the year ended December 31, 2001. Second quarter 2002 operating income and Adjusted EBITDA included a $4.1 million charge for this valuation basis change. A similar $4.2 million charge was recognized in second quarter 2001, ($2.6 million and $1.6 million were allocated to the Cable and Internet and Other segments, respectively), due to the second step of the valuation basis change. During second quarter 2002, key employees purchased 250 performance shares and were granted options to purchase a total of 500 additional performance shares at $267.91 per share during a period ending ten years and one month after the stock purchase date. Compensation expense of $0.1 million was recognized for the difference between the current performance share price and the exercise price for performance shares and options issued.

Radio Employee Stock Plan

On April 1, 2002, the third of a three-step change in the valuation basis for Radio’s Employee Stock Plan was completed. Although no expense or charge against operating income or Adjusted EBITDA was recognized for these previously issued shares, minority interests increased $16.8 million due to the valuation basis change. Minority interests increased $23.7 million in second quarter 2001 due to the second step of the valuation basis change. During second quarter 2002, key employees purchased 1,190 new Class B common shares at $170.64 per share. For each share purchased, participants received options to purchase two additional shares at $170.64 per share during a period that ends ten years and one month after the stock purchase date (2,380 options were granted). Compensation expense of approximately $0.3 million was recognized for the difference between the current share price and the exercise price for new shares and options issued.

In May 2002, Radio repurchased and retired approximately $14.6 million of its Class B shares from retirees and current key employees. Existing credit facilities were utilized to repurchase the shares. The transactions were accounted for as treasury stock.

General

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, non-cash expenses, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

The financial disclosures herein are preliminary and may differ from the financial statements.

Attached for your review is a schedule of unaudited selected financial information for the quarters and year to date periods ended June 30, 2002 and 2001.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s 2002 second quarter results on Tuesday, August 6, 2002 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

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Some of the statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates’ or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media’s business, nonrenewal of cable franchises, decreases in Media’s customers advertising and entertainment expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Income Statement Data:
Revenues:
Radio	$57,124	$53,418	$97,862	$93,198
Cable	31,260	25,745	59,470	50,408
Data	2,178	2,699	4,939	5,107

Total	90,562	81,862	162,271	148,713
Operating income (1)	18,914	11,747	31,767	18,070

Other Data:
Radio broadcast cash flow (2)	$22,663	$19,372	$34,824	$30,783
Cable cash flow (3)	14,198	11,427	26,572	21,983
Adjusted EBITDA (1), (4)
Radio	19,521	16,430	29,461	25,722
Cable	10,321	8,343	21,527	17,705
Data and other	(1,581)	(1,035)	(1,649)	(1,708)

Total	28,261	23,738	49,339	41,719
ESOP expense	2,172	2,311	4,400	4,401
Performance share plan revaluation (1)	4,050	4,172	4,050	4,172
Interest expense, net	7,608	11,613	14,863	19,672
Interest income from loans to Parent (5)	2,008	1,550	3,555	3,215
Depreciation and amortization	6,850	9,563	13,256	18,851
Capital expenditures	7,226	9,230	10,274	16,478
Total Long-term debt			514,401	509,229

Cable Operating Data:
Homes passed			289,438	260,491
Basic subscribers			205,742	191,178
Internal growth of subscribers (6)			-0.2%	-0.7%
Basic penetration (7)			71.1%	73.4%
Digital terminals (8)			40,197	23,891
Digital terminal penetration (9)			19.5%	12.5%
Cable modems (10)			20,115	10,464
Cable modem penetration (11)			9.4%	5.9%
Premium units (12)			74,237	74,657
Premium penetration (13)			36.1%	39.1%
Average monthly revenue per basic subscriber (14)			$49.47	$43.75
Cable capital expenditures			$8,869,000	$10,364,000

(1)
Operating income and Adjusted EBITDA were decreased by a $4.1 million revaluation of a subsidiary's performance share plan. Approximately $2.6 million and $1.5 million have been allocated to the Cable and the Other segments, respectively. In April 2001, operating income and Adjusted EBITDA were decreased by a similar charge of $4.2 million with $2.6 million and $1.6 million allocated to Cable and the Other segments, respectively.

(2)	Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.
(3)	Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.
(4)
Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(5)	Interest income on a loans by Media to its Parent to fund the ESOP.
(6)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(7)	Basic penetration represents basic subscribers as a percentage of homes passed.
(8)	Digital terminals represents the aggregate number of digital terminals that are billed for service.
(9)	Digital terminal penetration represents digital terminals deployed as a percentage of basic subscribers.
(10)	Cable modems represents the aggregrate number of cable modems that are billed for service.
(11)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(12)	Premium units represents the aggregate number of individual premium services (e.g. HBO, Cinemax, Showtime) which customers have subscribed
(13)	Premium penetration represents premium units as a percentage of basic subscribers.
(14)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial information disclosed herein is preliminary and may differ from the financial statements